Exhibit 107

CALCULATION OF FILING FEE

FORM S-8

(Form Type)

EchoStar Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Equity	Class A Common Stock, par value $0.001 per share, to be issued under the Amended and Restated 2017 EchoStar Corporation Employee Stock Purchase Plan	Rule 457(c) and Rule 457(h)	3,000,000 (3)	$18.15	$54,450,000	0.00014760	$8,036.82
Total Offering Amounts							$8,036.82
Total Fee Offsets							—
Net Fee Due							$8,036.82

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of Class A common stock, par value $0.001 per share (“Class A Common Stock”) of EchoStar Corporation (“EchoStar” or the “Registrant”) which become issuable under the Amended and Restated 2017 EchoStar Corporation Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Class A Common Stock.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act and is based upon the average of the high and low selling prices per share of the Class A Common Stock on May 30, 2024 ($18.64 and $17.66), as reported by the Nasdaq Global Select Market.

(3) Represents 3,000,000 additional shares of Class A Common Stock, which are reserved for issuance under the Amended and Restated 2017 EchoStar Corporation Employee Stock Purchase Plan.